Exhibit 99.1

Contact:	Craig N. Cohen
Phone: 314-214-7000
E-mail: cnc@talx.com

TALX UPDATES 2ND FISCAL QUARTER STATUS AT ANNUAL MEETING

•	The Work Number transaction activity remained strong through August

•	Operational integration at UC eXpress complete

•	Company reviews corporate governance initiatives

•	Company reiterates financial guidance

     ST.     LOUIS, Mo. (September 4, 2003) – William W. Canfield, president and chief executive officer of TALX Corporation (NASDAQ: TALX), updated shareholders at the annual meeting on the company’s operating performance and corporate governance initiatives.

     Canfield reported that for the first two months of the second fiscal quarter, ending September 30, transaction volumes in The Work Number exceeded those of the first two months of the prior sequential quarter. As a result, the company expects that revenues in The Work Number will exceed the $10.9 million posted in the fiscal first quarter. He explained, “The impact of recent decreases in mortgage refinancing activity on transaction levels has been in line with our expectations, and moreover, additional market penetration with some large verifiers is mitigating the effect of rising interest rates.”

     Turning to achievements in UC eXpress, Canfield announced that the operational integration within the unit had been completed and that clients were now being served on a single operational platform. TALX entered the business in March 2002, when it acquired The Frick Company and the unemployment cost management business of Gates McDonald. Sales and client service integration was completed shortly after the acquisitions. The operational integration, which was completed four months ahead of schedule, is expected to allow for consistent levels of client service while eliminating the inefficiencies inherent in two separate systems. Canfield also announced that UC eXpress had introduced an Enhanced Charge Audit Service, which is designed to detect fraud and eliminate improper unemployment insurance payments, and which gives TALX a distinct competitive advantage.

Canfield also reported that the board of directors, at a meeting earlier in the day, had adopted new or revised charters for each of the board committees. As a result, the committees, which are comprised only of independent directors, have more responsibility and authority. The board also adopted a business code of ethics, which codified and enhanced existing policies. Canfield pointed out, “As you are well aware, corporate governance is an increasingly important topic in corporate America and we take it very seriously at TALX.” He announced that the company would be launching a corporate governance website shortly, which will be located at www.talx.com/governance.

Canfield also told shareholders that the company remains comfortable with its previous guidance for financial performance for the second fiscal quarter ending September 30, 2003 and the fiscal year ending March 31, 2004 as follows:

•	Total revenues for the year – $125 – $128 million

•	Diluted earnings per share from continuing operations for the year – $1.08 – $1.12.

•	Diluted earnings from continuing operations for the second quarter – $0.20 – $0.22 per share.

     TALX Corporation is a leading business process outsourcer for payroll data-centric services. TALX holds a leadership position in two key employment-related services – automated employment and income verification services via The Work Number® and unemployment cost management services via UC eXpressSM. TALX also provides paperless payroll services, W-2 services, and automated time entry services. Based in St. Louis, Missouri, TALX Corporation’s common stock trades on the Nasdaq Stock Market® under the symbol TALX. For more information about TALX Corporation call 314-214-7000 or access the company’s Web site at www.talx.com. Other information of investor interest can be found at www.talx.com/investor.

     Statements in this news release expressing the beliefs and expectations of management regarding future performance are forward-looking statements including, without limitation, anticipated revenue and earnings in the company’s second fiscal quarter and fiscal 2004 and any other plans, objectives, expectations and intentions contained in this release that are not historical facts. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements.

     These risks and uncertainties include, without limitation, the risks detailed in the company’s 2003 10-K under the caption “Risk Factors” in “Part 1, Item 1 – Business,” and those described in other documents and reports we file from time to time with the Securities and Exchange Commission, press releases and other communications. These risks include, but are not limited to (1) the risks associated with pending litigation, investigations, and possible future proceedings as a result of our recent financial statement restatement; (2) the risk to our future growth due to our dependence on our ability to effectively integrate acquired companies and capitalize on cross-selling opportunities; (3) risks related to our ability to increase the size and range of applications for The Work Number database and successfully market current and future services; (4) risks associated with our ability to maintain the accuracy and confidentiality of our clients’ employee data; (5) risk that our revenues from The Work Number may fluctuate due to changes in the level of residential mortgage activity and interest rates; (6) our ability to prevent breach of confidentiality as we initiate large-scale processing of verifications; (7) risks relating to the dependence of the market for The Work Number on mortgage documentation requirements in the secondary market and the risk that our revenues and profitability could be significantly harmed if those requirements were relaxed; (8) risks associated with future challenges regarding applicability of the Fair Credit Reporting Act or any new privacy legislation or interpretation of existing laws; (9) risks associated with changes in economic conditions or unemployment compensation laws; (10) risk of interruption of our computer network and telephone operations; and (11) risk of discontinuance of 900 number telephone service. We do not undertake any obligation or plan to update these forward-looking statements, even though our situation may change.

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